UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

Statement of Changes in Beneficial Ownership

Filed pursuant to section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Act of 1935 or Section 30(f) of the Investment Company Act of 1940

  Name and Address of Reporting Person:

         Frankenfield, Michael D.
         FactSet Research Systems Inc.
         One Greenwich Plaza
         Greenwich, CT 06830

  Issuer Name and Ticker or Trading Symbol:

         FactSet Research Systems Inc. (FDS)

  IRS Number of Reporting Person, if an entity (voluntary)

          N/A

  Statement for Month/Day/Year:

         October 7, 2002

  If Amendment, Date of Original ( Month/Year):

          N/A

  Relationship of Reporting Person to Issuer:

         ( ) Director    (X) Officer (*give title below)   ( ) 10% Owner

         ( ) Other (specify below)

         * Senior Vice President and Director of Sales and Marketing

  Individual or Joint/Group Filing (Check Applicable Line)

         (X) Form filed by one reporting person

         ( ) Form filed by more then one reporting person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
4. Securities Acquired (A)
		3. Transaction Code	or Disposed (D)
1. Title of Security	2. Transaction Date	Code V	Amount	(A) or (D)	Price

  Amount of Securities Beneficially Owned at End of Month

         106,928

  Ownership Form:   Direct (D) or Indirect (I)

         D

  Nature of Indirect Beneficial Ownership

         N/A

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
1. Title of	2. Conversion or	3. Transaction	4. Transaction	5. Number of Derivative
Derivative	Exercise Price	Date	Code	Securities Acquired (A)
Security	of Derivative			or Disposed (D)
Security

			Code V	(A) (D)

Stock Options	$22.45	10/7/02	A N/A	15,000

  Date Exercisable and Expiration Date (Month/Day/Year)

         20% of option grant is exercisable on October 7, 2003.
         The remaining options vest 1.67% monthly thereafter for the next four years.

  Title and Amount of Underlying Securities

         FactSet Research Systems Inc.  -  15,000 Common Shares

  Price of Derivative Security

         N/A

  Number of Derivative Securities Beneficially Owned at End of Month

         110,000

  Ownership Form of Derivative Security: Direct (D) or Indirect (I)

         D

  Nature of Indirect Beneficial Ownership

         N/A

Explanation of Responses:

Signature of Reporting Person

Date:	October 15, 2002	/s/ Michael D. Frankenfield
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Michael D. Frankenfield